Exhibit 99.1

Dobson Communications Reports Second Quarter Preliminary Operating Results

OKLAHOMA CITY, July 13, 2005 — Dobson Communications Corporation (NASDAQ:DCEL) today announced preliminary results for its second quarter ended June 30, 2005.

Dobson expects to report approximately 131,500 total gross subscriber additions for the second quarter of 2005, compared with 122,000 gross additions for the first quarter of 2005 and 107,000 gross subscriber additions for the second quarter of 2004.

Postpaid customer churn is expected to be approximately 2.25 percent for the second quarter of 2005, compared with 2.43 percent for the first quarter of 2005 and 1.68 percent for the second quarter of 2004.

Based on preliminary estimates, Dobson expects to report a net subscriber reduction of approximately 1,100 for the second quarter of 2005, reflecting a decline in its postpaid customer base of 9,000. The Company reported net subscriber reductions of 18,800 for the first quarter of 2005, reflecting a decline in its postpaid customer base of 28,500. For the second quarter of 2004, the Company reported 7,200 net subscriber additions and a reduction of 400 postpaid subscribers.

As of June 30, 2005, approximately 47 percent of Dobson’s 1.6 million subscribers were on GSM calling plans, compared with 35 percent at March 31, 2005.

Based on preliminary estimates, Dobson expects that average revenue per unit (ARPU) for the second quarter of 2005 will be approximately $45.25, compared with ARPU of $42.94 for the first quarter of 2005 and $40.03 for the second quarter last year.

The Company expects to report approximately 517 million roaming minutes of use (MOUs) for the second quarter of 2005, compared with pro forma roaming MOUs of 384 million for the second quarter of 2004 and 395 million for the first quarter of 2005. These roaming MOUs reflect same-store results, including acquisitions in all reporting periods.

As previously noted, Dobson and Cingular continue to discuss their existing roaming agreements and the possibility of amending those agreements. Depending on the outcome of those discussions, revised outcollect and incollect roaming rates could be applied in the second quarter of 2005. If revised rates were applied, this would likely result in a reduction in both roaming revenue and roaming expense beginning in the second quarter of 2005, compared to the amounts that would be reported by Dobson if revised rates were not applied. The Company continues to seek a consolidated roaming agreement with Cingular that would be cash flow neutral in 2005 and beyond.

Dobson plans to report full operating and financial results for the second quarter of 2005 in early August.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to additional data or changes in data that would affect the Company’s expected results and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation
J. Warren Henry, Vice President, Investor Relations
(405) 529-8820

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